Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

FOSSIL, INC. REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR 2012 RESULTS

Fourth Quarter Net Sales Increase 14% to a Record $948 Million

Fourth Quarter EPS Increases 34% to a Record $2.51; Adjusted EPS Reaches $2.27

 Provides First Quarter and Fiscal 2013 Guidance

Richardson, TX. February 12, 2013 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported its financial results for the fourth quarter and fiscal year ended December 29, 2012.

Fourth Quarter Operating Highlights

•                  Net sales grew in all segments, compared to the prior fiscal year period:

•                  North America wholesale sales increased 15%

•                  Europe wholesale sales increased 4%

•                  Asia wholesale sales increased 19%

•                  Direct to consumer sales increased 20%

•                  Global retail comps increased 2.4%, the 19th consecutive quarter of positive comps

•                  Operating income increased 17% and operating margin expanded 60 basis points to 21.6%

Full Fiscal Year 2012 Operating Highlights

•                  Net sales increased in all segments compared to the prior fiscal year

•                  Global retail comps increased 3.1%

•                  Operating income grew 4% and operating margin declined 130 basis points to 17.1%

•                  Invested $261 million to repurchase 3.0 million shares of Fossil common stock

•                  EPS increased 21%, reaching a record of $5.59

The Company reported record net earnings of $151.1 million for the fourth quarter of fiscal 2012, a 28% increase compared to $117.9 million for the fourth quarter of fiscal 2011.  Diluted earnings per share increased 34% to $2.51, also a record, compared to $1.87 for the prior fiscal year fourth quarter.

“We are pleased to report strong fourth quarter sales and earnings, concluding another record year of growth and significant progress toward our long-term goals,” stated Kosta Kartsotis, Chief Executive Officer.  “During the quarter, we grew sales in each of our major geographies and improved the overall profitability of our business, validating the strength of our business model and driven by our compelling portfolio of brands.  Globally, consumers recognize Fossil for design innovation, and that drove our 19th consecutive quarter of comparable store sales increases. The year was equally strong, with Asia delivering our highest growth rate, as we continue to focus our resources on the long-term potential of this region.  We achieved our third consecutive year of double-digit watch sales growth, successfully integrated and positioned our newly-acquired SKAGEN® brand for long term growth and added key management talent to our global team.  We managed our resources tightly and once again generated strong cash flows, allowing us to continue to invest substantial capital in our share repurchase program.”

“Last year’s accomplishments position us well for the future,” continued Mr. Kartsotis.  “Our global distribution and supply chain, our design and management talent and our dynamic portfolio of brands afford us a significant competitive advantage.  We see many markets around the world with compelling prospects to leverage that advantage and gain market share.  We remain positioned to capitalize on our opportunities and deliver sustained and consistent growth, as we grow our watch business and our FOSSIL® and SKAGEN lifestyle brands around the world.  We will continue to invest in our infrastructure and build a world-class management team, dedicated to enhancing productivity and profitability.  Above all, our goal is to build a diversified, scalable and predictable business model that generates solid cash flows and delivers outstanding returns for our shareholders.”

Operating Results

The translation impact of a stronger U.S. dollar decreased the Company’s reported net sales by approximately $5.8 million and $56.7 million during the fourth quarter and full fiscal year, respectively. The following discussion of the Company’s net sales is based on constant dollar performance.

Fourth quarter fiscal 2012 worldwide net sales rose 14.8% or $122.7 million, as sales grew in each segment compared to the prior fiscal year’s fourth quarter. The net sales growth was driven by the continued double-digit expansion of the global watch portfolio.  Additionally, the April 2012 SKAGEN brand acquisition generated $43.5 million of net sales in the fourth quarter.  Sales in the Company’s jewelry category increased modestly, while sales in other categories, including leathers, declined in the quarter.  For the full fiscal year, worldwide net sales increased by 13.5% or $347.0 million, with sales increasing in each segment. SKAGEN branded sales contributed $93.8 million to fiscal 2012.

Net sales from the North America wholesale segment in the fiscal 2012 fourth quarter increased 15.0%, or $46.0 million, which included the anticipated positive impact of a shift in certain wholesale customer shipments to the fourth quarter from the third quarter.  The North American sales growth resulted from an increase in watch sales, the addition of the SKAGEN brand, where sales reached $15.0 million, and a modest increase in jewelry sales.  These improvements were partially offset by lower shipments in other categories, including leathers.  Wholesale shipments increased in the U.S., Canada and Mexico as well as to third party distributors.

Europe wholesale net sales rose 7.6%, or $17.0 million, in the fiscal 2012 fourth quarter compared to the prior fiscal year period.  Sales growth was driven by increases in the watch category as well as the addition of the SKAGEN brand, which generated sales of $19.2 million.  Sales in other categories declined in the quarter, as shipments were affected by overall economic conditions as well as the repositioning of the FOSSIL jewelry product.  Growth was strongest in the UK and France, while shipments declined in Germany and Italy.

Asia Pacific wholesale net sales rose 18.6%, or $16.1 million, in the fiscal 2012 fourth quarter in comparison to the prior fiscal year fourth quarter, including $4.5 million from the SKAGEN brand.  The period-over-period growth in sales was driven primarily by the strong performance of the watch category.

Direct to consumer net sales for the fiscal 2012 fourth quarter increased by 20.4%, or $43.6 million, compared to the prior fiscal year fourth quarter.  The sales increase was primarily driven by expansion of the global retail store base coupled with a 2.4% increase in comparable store sales.  Growth in watches and leathers drove the sales increase, along with higher sales from the Company’s repositioned jewelry products.

The Company’s fourth quarter fiscal 2012 operating profit increased 17.4%, or $30.4 million, compared to the prior fiscal year period, including a negative impact of $13.9 million related to foreign currency translation.  Fourth quarter operating margin expanded 60 basis points to 21.6%, compared to 21.0% for the same period a year earlier.  Despite currency headwinds, gross margin expanded as a result of fewer off-price sales, as the Company grows its outlet channel, select price increases across certain business, production efficiencies and the favorable net impact of product and segment mix. In addition, the Company’s operating expense rate increased 20 basis points to 35.3% compared to 35.1% in the prior fiscal year quarter.  In the fiscal 2012 fourth quarter, operating expenses increased in comparison to the prior fiscal year quarter, primarily as a result of the addition of Skagen, expansion of the Company’s store base and infrastructure investments in the Asia Pacific region and in corporate.  Fiscal 2012 fourth quarter operating expenses also benefited $6.4 million as a result of the revaluation of the Company’s liability related to the Skagen purchase.

For the full fiscal year, operating profit increased 3.6%, or $16.8 million, compared to the prior fiscal year, including a negative impact of $43.8 million related to foreign currency translation.  Full fiscal 2012 operating margin declined 130 basis points to 17.1%, compared to 18.4% a year earlier.  Full fiscal 2012 gross margin increased slightly as the impact of outlet expansion, select price increases, product mix, production efficiencies and the increase in the direct to consumer and Asia Pacific wholesale distribution channels more than offset the negative impact of foreign currency translation.  The Company’s operating expense rate increased for the full 2012 fiscal year, as infrastructure investments to drive growth in newer markets and support the Company’s global initiatives, including the expansion of retail stores, more than offset leverage on the Company’s existing expense structure.

Other income expense, net, which primarily relates to gains and losses on foreign currency contracts and account balances was $2.4 million in the fiscal 2012 fourth quarter, compared to a $4.5 million net charge in the prior fiscal year quarter.  For the full 2012 fiscal year, other net income, net was $8.5 million, compared to an $18.0 million net charge for fiscal 2011. The Company’s effective income tax rate declined from 27.3% in the fiscal 2011 fourth quarter, to 25.6% in the fiscal 2012 fourth quarter, including a $10.8 million audit settlement benefit.  The full year effective income tax rate declined from 31.9% in fiscal 2011, to 28.0% in fiscal 2012.

Share Repurchase

During the fourth quarter of fiscal 2012, the Company invested $65.0 million in repurchasing 744,000 shares of the Company’s common stock at an average price of $87.33 per share.  As of December 29, 2012, the Company had remaining authority to purchase $1.068 billion of its common stock.

Sales and Earnings Guidance

For the first quarter of fiscal 2013, the Company expects:

•                  Net sales to increase approximately 10%

•                  Operating margin in a range of 12.5% to 13.5%

•                  Diluted earnings per share in a range of $0.93 to $0.98

For the full fiscal year 2013, the Company expects:

•                  Net sales to increase between 10% and 11%

•                  Operating margin in a range of 16.5% to 17.0%

•                  Diluted earnings per share in a range of $5.85 to $6.15

The Company’s expectations assume that current foreign currency exchange rates that affect the Company’s financial results remain at prevailing levels.  The Company’s first quarter and full fiscal year 2013 diluted earnings per share guidance includes a negative $0.05 per share impact related to this year’s misalignment between the Company’s fiscal calendar and the National Retail Federation calendar, on which many of the Company’s customers operate.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes and clothing. In the watch and jewelry product categories, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 130 countries worldwide through 23 Company-owned foreign sales subsidiaries and a network of over 60 independent distributors.  The Company also distributes its products in over 400 Company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company are also available.

Contact:	Dennis Secor
Chief Financial Officer
Fossil, Inc.
(972) 699-6820

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

Consolidated Income	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 52 Weeks Ended	For the 52 Weeks Ended
Statement Data (in millions, except per share data):	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net sales	$947.7	$830.8	$2,857.5	$2,567.3
Cost of sales	408.0	364.9	1,251.0	1,128.1
Gross profit	539.7	465.9	1,606.5	1,439.2
Selling and distribution expenses	255.9	220.2	826.9	715.4
General and administrative expenses	79.0	71.3	290.8	251.8
Operating income	204.8	174.4	488.8	472.0
Interest expense	1.5	1.1	5.1	2.4
Other income (expense) – net	2.4	(4.5)	8.5	(18.0)
Income before income taxes	205.7	168.8	492.2	451.6
Tax provision	52.8	46.0	137.9	144.2
Less: Net income attributable to noncontrolling interest	1.8	4.9	10.9	12.7
Net income attributable to Fossil, Inc.	$151.1	$117.9	$343.4	$294.7
Basic earnings per share	$2.53	$1.88	$5.63	$4.66
Diluted earnings per share	$2.51	$1.87	$5.59	$4.61
Weighted average common shares outstanding:
Basic	59.8	62.6	61.0	63.3
Diluted	60.2	63.2	61.4	64.0

Consolidated Balance Sheet Data (in millions):	December 29, 2012	December 31, 2011
Working capital	$737.3	$844.1
Cash, cash equivalents and securities available for sale	177.4	287.7
Accounts receivable, net of allowances	363.5	302.5
Inventories	506.3	489.0
Total assets	1,842.0	1,642.9
Short-term debt	2.8	9.0
Long-term debt	75.1	6.2
Deferred taxes and other long-term liabilities	119.6	128.6
Stockholders’ equity	1,240.5	1,116.8

	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
Business Segment Sales ($ in millions)	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Wholesale:
North America	$354.7	$307.1	37.4%	37.0%
Europe	232.9	223.5	24.6%	26.9%
Asia Pacific	102.8	86.4	10.9%	10.4%
Total wholesale	690.4	617.0	72.9%	74.3%

Direct to consumer	257.3	213.8	27.1%	25.7%

Total net sales	$947.7	$830.8	100.0%	100.0%

	Amounts For the 52 Weeks Ended		Percentage of Total For the 52 Weeks Ended
Business Segment Sales ($ in millions)	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Wholesale:
North America	$1,083.5	$967.5	37.9%	37.7%
Europe	697.0	695.4	24.4%	27.1%
Asia Pacific	361.5	297.0	12.7%	11.5%
Total wholesale	2,142.0	1,959.9	75.0%	76.3%

Direct to consumer	715.5	607.4	25.0%	23.7%

Total net sales	$2,857.5	$2,567.3	100.0%	100.0%

Product Category Information

	Amounts For the 13 Weeks Ended		Amounts For the 52 Weeks Ended
Product Sales (in millions)	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Watches	$729.3	$607.1	$2,141.5	$1,843.9
Leathers	132.2	136.9	440.1	427.8
Jewelry	64.7	62.5	181.6	190.1
Other	21.5	24.3	94.3	105.5
Total net sales	$947.7	$830.8	$2,857.5	$2,567.3

Store Count Information

	Fourth Quarter Fiscal 2012			Fourth Quarter Fiscal 2011
	North America	Other International	Total	North America	Other International	Total
Full price accessory	106	145	251	103	142	245
Outlets	99	58	157	75	29	104
Clothing	31	2	33	32	4	36
Full price multi-brand	5	13	18	2	11	13
SKAGEN branded	6	8	14	—	—	—
Total stores	247	226	473	212	186	398

Constant Currency Financial Information

The following table presents the Company’s business segment sales on a constant currency basis.  To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the actual effective rates during the comparable period of the prior fiscal year.

	Net Sales For the 13 Weeks Ended December 29, 2012			Net Sales For the 52 Weeks Ended December 29, 2012
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Wholesale:
North America	$354.7	$1.6	$353.1	$1,083.5	$(2.2)	$1,085.7
Europe	232.9	(7.6)	240.5	697.0	(43.2)	740.2
Asia Pacific	102.8	0.3	102.5	361.5	(3.2)	364.7
Total wholesale	690.4	(5.7)	696.1	2,142.0	(48.6)	2,190.6

Direct to consumer	257.3	(0.1)	257.4	715.5	(8.1)	723.6

Total net sales	$947.7	$(5.8)	$953.5	$2,857.5	$(56.7)	$2,914.2

Non-GAAP Financial Information

The information below has been presented on a GAAP basis and on an as adjusted basis excluding the impact of costs related to the acquisition of Skagen and an income tax audit settlement.  These adjusted presentations are non-GAAP financial measures.  Management believes these measures provide investors with useful supplemental information regarding the Company’s underlying business trends and the performance of the Company’s ongoing operations and are useful for period-over-period comparisons and projected earnings of such operations. In addition, management uses these non-GAAP financial measures internally in its budgeting and review process.

While management believes that these non-GAAP financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP.  In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

	For the 13 Weeks Ended December 29, 2012		For the 52 Weeks Ended December 29, 2012
	Amounts (in millions)	As a Percentage of Net Sales	Amounts (in millions)	As a Percentage of Net Sales

Pretax income, as reported under GAAP	$205.7	21.7%	$492.2	17.2%

Skagen acquisition items:
Acquisition-related transaction and transition costs	1.4	0.2%	8.7	0.3%
Mark-to-market of liability related to contingent purchase price	(6.4)	(0.7)%	(9.9)	(0.3)%
Pretax income, as adjusted	$200.7	21.2%	$491.0	17.2%

	For the 13 Weeks Ended December 29, 2012	For the 52 Weeks Ended December 29, 2012
Diluted earnings per share, as reported under GAAP	$2.51	$5.59

Skagen acquisition items (net of tax):
Acquisition-related transaction and transition costs	0.02	0.10
Mark-to-market of liability related to contingent purchase price	(0.08)	(0.12)

Income tax benefit from prior year audit settlements	(0.18)	(0.18)
Diluted earnings per share, as adjusted	$2.27	$5.39

END OF RELEASE